Exhibit 5.1

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
May 15, 2020	Dubai	Riyadh
	Düsseldorf	San Diego
Aon plc	Frankfurt	San Francisco
Aon plc	Hamburg	Seoul
Aon Global Holdings plc	Hong Kong	Shanghai
Aon Corporation	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
c/o Aon plc	Milan

Metropolitan Building

James Joyce Street

Dublin 1, Ireland D01 K0Y8

Re:	Registration Statement Nos. 333-238189, 333-238189-01, 333-238189-02 and 333-238189-03; $1,000,000,000 Aggregate Principal Amount of 2.800% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as special United States counsel to Aon Corporation, a corporation organized under the laws of Delaware (the “Company”), Aon plc, a public limited company organized under the laws of Ireland (“Aon plc”), Aon plc, a public limited company organized under the laws of England and Wales (“AGL”), and Aon Global Holdings plc, a public limited company organized under the laws of England and Wales (“AGH” and, together with Aon plc and AGL, the “Guarantors”), in connection with the issuance of $1,000,000,000 aggregate principal amount of the Company’s 2.800% Senior Notes due 2030 (the “Notes”) and the guarantee of the Notes (the “Guarantees”) by the Guarantors under an indenture, dated December 3, 2018, as amended and restated on April 1, 2020, among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and an officers’ certificate, dated the date hereof, setting forth the terms of the Notes and the Guarantees (collectively, the “Indenture”), and pursuant to an automatic shelf registration statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2020 (Registration Nos. 333-238189, 333-238189-01, 333-238189-02 and 333-238189-03) (as so filed and as amended, the “Registration Statement”). The Notes and the Guarantees are to be sold by the Company and the Guarantors pursuant to an underwriting agreement, dated May 12, 2020 (the “Underwriting Agreement”), among the Company, the Guarantors and the underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

May 15, 2020

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters pertaining to Irish law and English law are addressed in the opinions of Matheson and Latham & Watkins (London) LLP, respectively, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company, and when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinions are subject to:

(a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, and the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

(d) we express no opinion with respect to (i) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (iii) waivers of rights or defenses contained in the Indenture, (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (v) any

May 15, 2020

provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (vi) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (vii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (viii) waivers of broadly or vaguely stated rights, (ix) provisions for exclusivity, election or cumulation of rights or remedies, (x) provisions authorizing or validating conclusive or discretionary determinations, (xi) grants of setoff rights, (xii) proxies, powers and trusts, (xiii) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (xiv) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into United States dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (xv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company and the Guarantors herein, we have assumed (a) that the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to Aon plc’s Form 8-K, dated May 15, 2020, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP